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                                                                   Exhibit 15(a)
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                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

                  This Shareholder Servicing and Distribution Plan ("Plan") is
adopted by Warburg, Pincus [     ] Fund, Inc., a corporation organized under the
laws of State of Maryland (the "Fund"), with respect to the common stock, par value $.001 per share, of the Fund designated Common Shares (the "Common Shares") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

                  SECTION 1.  AMOUNT OF PAYMENTS.

                  The Fund will pay Counsellors Securities Inc. ("Counsellors Securities"), a corporation organized under the laws of the State of New York, for shareholder servicing and distribution services provided to the Common Shares, an annual fee of up to .25% of the value of the average daily net assets of the Shares. Fees to be paid with respect to the Fund under this Plan will be calculated daily and paid monthly by the Fund.

                  SECTION 2.  SERVICES PAYABLE UNDER THE PLAN.

                  (a) The annual fees described above payable with respect to the Fund are intended to compensate Counsellors Securities, or enable Counsellors Securities to compensate other persons ("Service Providers"), including any other distributor of Common Shares, for providing (i) ongoing servicing and/or maintenance of the accounts of holders of Common Shares ("Shareholder Services"); (ii) services that are primarily intended to result in, or that are primarily attributable to, the sale of Common Shares ("Selling Services"); and/or (iii) subtransfer agency services, subaccounting services or administrative services with respect to Common Shares ("Administrative Services"). Shareholder Services may include, among other things, responding to inquiries of prospective investors regarding the Fund and services to shareholders not otherwise required to be provided by the Fund's custodian or any co-administrator. Selling Services may include, but are not limited to: the printing and distribution to prospective investors in Common Shares of prospectuses and statements of additional information describing the Fund; the preparation, including printing, and distribution of sales literature, reports and media advertisements relating to the Common Shares; providing telephone services relating to the Fund; distributing Common Shares; costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, and related travel and entertainment expenses; and costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem
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advisable. In providing compensation for Selling Services in accordance with this Plan, Counsellors Securities is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to providing Services; (ii) to make, or cause to be made, payments, or to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of Common Shares including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, and providing any other Service; and (iii) to make, or cause to be made, payments to compensate selected dealers or other authorized persons for providing any Services. Administrative Services may include, but are not limited to, establishing and maintaining accounts and records on behalf of Fund shareholders; processing purchase, redemption and exchange transactions in Common Shares; and other similar services not otherwise required to be provided by the Fund's transfer agent or any co-administrator.

                  (b) Payments under this Plan are not tied exclusively to the expenses for shareholder servicing, administration and distribution expenses actually incurred by Counsellors Securities or any Service Provider, and the payments may exceed expenses actually incurred by Counsellors Securities and/or a Service Provider. Furthermore, any portion of any fee paid to Counsellors Securities or to any of its affiliates by the Fund or any of their past profits or other revenue may be used in their sole discretion to provide services to shareholders of the Fund or to foster distribution of Common Shares.

                  SECTION 3.  ADDITIONAL PAYMENTS.

                  Counsellors Securities, the Fund's investment adviser (the "Investment Adviser") or an affiliate of either may pay certain broker-dealers, financial institutions and other industry professionals ("Service Organizations") for providing administration, subaccounting, transfer agency and/or other services with respect to holders of Common Shares and certain recordkeeping organizations a fee (the "Service Fee"). A portion of the Service Fee may be borne by the Fund. The Service Fee payable to any one Service Organization is determined based upon a number of factors, including the nature and quality of service provided, the operations processing requirements of the relationship and the standardized fee schedule of the Service Organization or recordkeeper. Payments by the Fund under this Plan shall not be made to a Service Organization with respect to services for which the Service Organization is otherwise compensated by Counsellors Securities, the Investment Adviser or an affiliate of either.

                  Payments may be made to Service Organizations by Counsellors Securities, the Investment Adviser or an affiliate of either from any such entity's own resources, which may include a fee it received from the Fund.


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                  SECTION 4.  APPROVAL OF PLAN.

                  Neither this Plan nor any related agreements will take effect until approved by a majority of (a) the outstanding voting Common Shares, (b) the full Board of Directors of the Fund and (c) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

                  SECTION 5.  CONTINUANCE OF PLAN.

                  This Plan will continue in effect with respect to the Common Shares from year to year so long as its continuance is specifically approved annually by vote of the Fund's Board of Directors in the manner described in
Section 4(b) and 4(c) above. The Fund's Board of Directors will evaluate the appropriateness of this Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Shareholder Services, Selling Services and Administrative Services provided by Counsellors Securities and/or Service Providers and amounts Counsellors Securities and/or Service Providers receive under this Plan.

                  SECTION 6.  TERMINATION.

                  This Plan may be terminated at any time with respect to the Common Shares by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting Common Shares.

                  SECTION 7.  AMENDMENTS.

                  This Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Common Shares without approval of at least a majority of the outstanding voting Common Shares. In addition, all material amendments to this Plan must be approved in the manner described in Section 4(b) and 4(c) above.

                  SECTION 8.  SELECTION OF CERTAIN DIRECTORS.

                  While this Plan is in effect with respect to the Fund, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.


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                  SECTION 9.  WRITTEN REPORTS.

                  In each year during which this Plan remains in effect with respect to the Fund, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

                  SECTION 10.  PRESERVATION OF MATERIALS.

                  The Fund will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

                  SECTION 11.  MEANING OF CERTAIN TERMS.

                  As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

                  SECTION 12.  DATE OF EFFECTIVENESS.

                  This Plan will become effective as of the date the Fund first commences its investment operations.

                  IN WITNESS WHEREOF, the Fund has executed this Plan as of the _____ day of _______, 1998.



                                            WARBURG, PINCUS [            ] FUND,
                                            INC.



                                            By:
                                            Name: _____________________________
                                            Title: ____________________________


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